UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

TROPIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34911	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1057 Parkinson Road, Unit #9 Woodstock, Ontario, Canada	N4S 7W3
(Address of principal executive offices)	(Zip Code)

(519) 421-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 6, 2016, Tropic International Inc. (the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Notox Bioscience Inc. (“Notox”), a private Nevada corporation, and all the shareholders of Notox pursuant to which the Company agreed to acquire all the issued and outstanding capital stock of Notox from those shareholders in consideration for the issuance of 100,000,000 restricted shares of the Company’s common stock.

Notox was recently formed for the purpose of acquiring 100% of the right, title and interest in and to an exclusive license agreement with The Cleveland Clinic Foundation (the “Clinic”) currently held by Zoran Holding Corporation, a private Ontario corporation (“ZHC”). The license agreement grants ZHC the exclusive license to certain patented intellectual property of the Clinic relating to the treatment of a neuromuscular defect, and in particular, the ability to produce and sell products that incorporate such intellectual property in the fields of aesthetics and pain.

The Share Exchange Agreement contains a number of closing conditions, including the execution of an agreement that assigns ZHC’s rights and obligations under the license agreement to Notox. The Share Exchange Agreement also includes a covenant of the Company that it will complete a 1:2 reverse split within 90 days of the closing date. Upon the completion of the transaction, of which there is no guarantee, the Company will have approximately 56 million issued and outstanding shares of common stock, excluding any shares issuable upon the conversion or exchange of outstanding securities of the Company’s subsidiaries and the issuance of shares pursuant to subscriptions received.

The foregoing description of the Share Exchange Agreement includes a summary of all the material provisions but is qualified in its entirety by reference to the complete text of the Share Exchange Agreement filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit Description

10.1	Share Exchange Agreement dated June 6, 2016 with Notox Bioscience Inc. and the shareholders of Notox Bioscience Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2016	TROPIC INTERNATIONAL INC.

	By:	/s/ John Marmora
John Marmora
President, Chief Executive Officer, Secretary, Treasurer, Director